                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

SCHEDULE 13G. INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(B) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.          )*
                                         ---------

                             BHC Financial, Inc.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 05544W101
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.) /x/

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

                              CUSIP No. 05544W101
                                        ---------
- -------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

          Montgomery Asset Management, L.P. IRS ID #94-3115321
- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group (See Instructions)             (b)  / /
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
               California
- -------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting            330,610
 Beneficially                       Power         (as of December 31, 1993).
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                   -0-
                             --------------------------------------------------
                              (7) Sole Dispositive         330,610
                                    Power          (as of December 31, 1993).
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                    -0-
- -------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
           330,610  (as of December 31, 1993).
- -------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)  / /         Not applicable
- -------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
           5.4%  (as of December 31, 1993).
- -------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
                      IA
- -------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G
                 Under the Securities Exchange Act of 1934

Fee enclosed  / /  or Amendment No.
                                   ---------

ITEM 1(A).  NAME OF ISSUER
               BHC Financial, Inc.
- -------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
     1200 One Commerce Square, 2005 Market St., Philadelphia, PA 19103-3212
- -------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
                Montgomery Asset Management, L.P.
- -------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                600 Montgomery Street, San Francisco, CA 94111
- -------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
                California Limited Partnership
- -------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
                Common Stock
- -------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
                05544W101
- -------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) /x/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
             330,610  (as of December 31, 1993).
    ---------------------------------------------------------------------------

    (b) Percent of Class:
             5.4%  (as of December 31, 1993).
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
                       330,610  (as of December 31, 1993).
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
                       -0-
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
                       330,610  (as of December 31, 1993).
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
                       -0-
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                 Not applicable
- -------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                 Not applicable
- -------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                 Not applicable
- -------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
                 Not applicable
- -------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       ----------------------------------------
                                       (Date)

                                       ----------------------------------------
                                       (Signature)

                                                   R. Stephen Doyle
                                         Chairman and Chief Executive Officer
                                           Montgomery Asset Management, L.P.
                                       ----------------------------------------
                                       (Name/Title)